Exhibit 10.7

INCENTIVE STOCK OPTION CERTIFICATE

Non-transferable
GRANT TO

_____________

("Optionee")

the right to purchase from SmartFinancial, Inc. (the "Company")

_____________ shares of its common stock, par value $1.00, at the price of $_______ per share (the "Option")

pursuant to and subject to the provisions of the SmartFinancial, Inc. 2010 Incentive Plan (the "Plan") and to the terms and conditions set forth on the following page (the "Terms and Conditions"). By accepting the Option, Optionee shall be deemed to have agreed to the Terms and Conditions set forth in this Award Certificate and the Plan. Capitalized terms used herein and not otherwise defined shall have the meanings assigned to such terms in the Plan.

Unless vesting is accelerated as provided in Section 1 of the Terms and Conditions or otherwise in the discretion of the Board, the Option shall vest (become exercisable) as follows: __________, provided that Optionee remains employed by the Company on each applicable vesting date.

IN WITNESS WHEREOF, SmartFinancial, Inc., acting by and through its duly authorized officers, has caused this Award Certificate to be duly executed. SMARTFINANCIAL, INC.

TERMS AND CONDITIONS

1.   Vesting of Option. The Option shall vest (become exercisable) in accordance with the schedule shown on the cover page of this Award Certificate. Notwithstanding the foregoing vesting schedule, upon Optionee's death or termination of employment by reason of Disability during his or her Continuous Service, or if Optionee's employment is terminated by the Company other than for Cause or Disability or Optionee resigns for Good Reason within two (2) years following a Change in Control, the Option shall become fully vested and exercisable. In the event of Optionee's termination of Continuous Service for any other reason, the unvested portion of the Option will expire immediately.

2.   Term of Option and Limitations on Right to Exercise. The term of the Option will be for a period of ten years, expiring at 5:00 p.m., Eastern Time, on the tenth anniversary of the Grant Date (the "Expiration Date"). To the extent not previously exercised, the Option will lapse prior to the Expiration Date upon the earliest to occur of the following circumstances:

(a)   three (3) months after the termination of Optionee's employment for any reason other than (i) for Cause or (ii) by reason of Optionee's death or Disability;

(b)   twelve (12) months after the termination of Optionee's employment by reason of Optionee's Disability; or

(c)   twelve (12) months after Optionee's death, if Optionee dies while employed, or during the three-month period described in subsection (a) above or the twelve-month period described in subsection (b) above and before the Option otherwise expires; or

(d)   immediately upon the termination of Optionee's employment for Cause.

If Optionee or his or her beneficiary exercises an Option after termination of employment, the Option may be exercised only with respect to the Shares that were otherwise vested on Optionee's termination of employment, including Option Shares vested by acceleration.

3.   Exercise of Option. The Option shall be exercised by (a) written notice directed to the Secretary of the Company or his or her designee at the address and in the form specified by the Company from time to time and (b) payment to the Company in full for the Shares subject to such exercise. If the person exercising an Option is not Optionee, such person shall also deliver with the notice of exercise appropriate proof of his or her right to exercise the Option. Payment for such Shares shall be (a) in cash, (b) by delivery (actual or by attestation) of Shares previously-acquired by the purchaser, (c) at the election of the Company, by withholding of Shares from the Option, or (d) any combination thereof, for the number of Shares specified in such written notice. Shares surrendered or withheld for this purpose shall be valued at the Fair Market Value on the date of exercise.

4.   Restrictions on Transfer and Pledge. No right or interest of Optionee in the Option may be pledged, encumbered, or hypothecated to or in favor of any party other than the Company or an Affiliate, or shall be subject to any lien, obligation, or liability of Optionee to any other party other than the Company or an Affiliate. The Option is not assignable or transferable by Optionee other than by will or the laws of descent and distribution. The Option may be exercised during the lifetime of Optionee only by Optionee or any permitted transferee.

5.   Restrictions on Issuance of Shares. If at any time the Board shall determine in its discretion, that registration, listing or qualification of the Shares covered by the Option upon any securities exchange or under any foreign, federal, or local law or practice, or the consent or approval of any governmental regulatory body, is necessary or desirable as a condition to the exercise of the Option, the Option may not be exercised in whole or in part unless and until such registration, listing, qualification, consent or approval shall have been effected or obtained free of any conditions not acceptable to the Board.

6.   Notification of Disposition. Optionee agrees to notify the Company in writing within 30 days of any disposition of Shares acquired by Optionee pursuant to the exercise of the Option, if such disposition occurs within two years of the Grant Date, or one year of the date of exercise, of the Option. The Company has the authority and the right to deduct or withhold, or require Optionee to remit to the Company, an amount sufficient to satisfy federal, state, and local taxes required by law to be withheld with respect to any "disqualifying disposition" of Shares.

7.   Interpretation. It is the intent of the parties hereto that the Option qualifies for incentive stock option treatment pursuant to, and to the extent permitted by, Section 422 of the Code. All provisions hereof are intended to have, and shall be construed to have, such meanings as are set forth in applicable provisions of the Code and Treasury Regulations to allow the Option to so qualify. To the extent that any portion of the Option fails to qualify for incentive stock option treatment pursuant to Section 422 of the Code, such nonqualifying portion of the Option shall be a nonstatutory stock option, governed under Section 83 of the Code.

8.   Plan Controls. The terms contained in the Plan are incorporated into and made a part of this Award Certificate and this Award Certificate shall be governed by and construed in accordance with the Plan. In the event of any actual or alleged conflict between the provisions of the Plan and the provisions of this Award Certificate, the provisions of the Plan shall be controlling and determinative.

9.   Successors. This. Award Certificate shall be binding upon any successor of the Company, in accordance with the terms of this Award Certificate and the Plan.

10.   Notice. Notices hereunder must be in writing, delivered personally or sent by registered or certified U.S. mail, return receipt requested, postage prepaid. Notices to the Company must be addressed to SmartFinancial, Inc., P.O. Box 1910, Pigeon Forge, Tennessee 37868, Attn: Secretary, or any other address designated by the Company in a written notice to Optionee. Notices to Optionee will be directed to the address of Optionee then currently on file with the Company, or at any other address given by Optionee in a written notice to the Company.

11.   Shareholders' Agreement. As a condition to the issuance of Shares of Stock hereunder, Optionee agrees that such Shares shall be subject to all of the terms, conditions and restrictions contained in any Shareholders' Agreement by and among the Company and its shareholders, and that Optionee will become a party to and subject to such Shareholders' Agreement.